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                                                                   Exhibit 10(a)

                              SEPARATION AGREEMENT
                                       AND
                                 GENERAL RELEASE

THIS AGREEMENT is made as of the 15th day of April, 2002.

BETWEEN:

      Overseas Partners Ltd., One Victoria Street, Hamilton (the "Company")

                                    - and -

                       Mary R. Hennessy (the "Executive")

WHEREAS the Executive is employed by the Company; and

WHEREAS the Executive's employment with the Company shall end on the date specified herein;

THEREFORE the Company and the Executive agree that:

     1) The Executive's employment with the Company will end on April 15th, 2002 ("the Termination Date").

     2) Subject to the Executive's compliance with her obligations under this Agreement, the Company will pay to the Executive within ten (10) days of the Termination Date, an amount calculated in accordance with clause 5 c) of the employment agreement dated September 27, 2001 made between the Company and the Executive (the "Employment Agreement") and, to the extent permitted by law, the Company will provide continued participation in the benefit plans referred to in clauses 4 (e) and
         (g) of the Employment Agreement,or if not permitted by law the Company will provide equivalent coverage, until the earlier of (x) the end of the twelve (12) month period following the Termination Date and (y) the date the Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer. Further, all outstanding grants of restricted stock, stock options and stock appreciation rights previously granted to the Executive shall vest in accordance with clause 5 d) of the Employment Agreement. Save as otherwise provided herein, the provision of this Agreement shall not affect the Executive's rights with respect to the stock

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          appreciation rights granted pursuant to the stock appreciation rights award certificates between the Executive and the Company dated March 31, 2001 and August 15, 2001, nor with respect to the restricted stock grants made pursuant to the Restricted Stock Grant Award Agreements between the Executive and the Company dated August 15, 2001 nor with respect to the option grants made pursuant to the Option Award Agreement made between the Executive and the Company dated August 15, 2001. Except as specifically provided otherwise herein, the Executive shall not be entitled to receive any amounts described in the Employment Agreement, and hereby waives any rights she otherwise may have to receive any such amounts.

     3)a)The Executive agrees that without the express written consent of an executive officer of the Company, including but not limited to the Company's Chief Executive Officer (that is, the Chief Executive Officer who replaces the Executive in that office or any subsequently appointed Chief Executive Officer) and Chief Financial Officer, or as otherwise provided herein, the Executive shall, for a period of two years following the Termination Date, keep confidential all "Confidential Information" as defined herein and shall not disclose such Confidential information to any person. The term "Confidential Information" means for the purposes hereof (a) all oral, visual, electronic and/or written information concerning the clients, business partners, operations, properties, contracts and finance of the Company and its parent, affiliates and subsidiaries that is non-public, confidential or proprietary in nature and, (b) the provisions of this Agreement and the terms and conditions of the termination of the Executive's employment with the Company including without limitation, any payments made or to be made to the Executive in connection herewith but shall not include information which (i) at the time of disclosure is generally available to the public (other than as a result of its disclosure by the Executive), and (ii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company its parent, affiliates, subsidiaries or their advisors or agents provided that the source is not known by the Executive to be bound by any contractual, legal or fiduciary obligation of confidentiality to the Company or any other party.

     b) In the event that the Executive is required by law to disclose any Confidential Information, the Executive will promptly notify the Company so that the Company

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          may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt by the Executive of a waiver hereunder, the Executive is compelled to disclose Confidential Information, the Executive may disclose only that portion of the Confidential Information that the Executive is legally required to disclose.

     c) The Executive agrees that for a period of two years from the date hereof, the Executive will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its affiliates, provided however, that this clause will not prevent the Executive from employing any such person who (i) contacts the Executive on his or her own initiative without any direct solicitation by the Executive or (ii) who responds to any general solicitation or advertisement for employment.

     4) The Executive agrees to cooperate with the Company in respect of any reasonable requests by the Company, made within a reasonable period after the Termination Date, for information or assistance relating to any part of the Company's business or transactions in respect of which the Executive has knowledge or was involved during the period of the Executive's employment with the Company.

     5) The Executive represents and confirms that the Executive has returned or undertakes to return to the Company on or before the Termination Date all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by the Executive or have come into the Executive's possession in the course of the Executive's employment with the Company, and that the Executive has not retained and will not retain any copies thereof, without the written consent of an executive officer of the Company, including but not limited to the Company's Chief Executive Officer (as described in clause 3) a) above) and Chief Financial Officer.

     6) Nothing in this Agreement shall limit the provisions of Section 4 k), the second paragraph of Section 5 c) and Section 13 of the Employment Agreement, which provisions shall survive the termination of the Executive's employment with the Company and the termination of the Employment Agreement.

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     7)   The terms of this Agreement are in full and final settlement of all claims (if any) whether contractual, tortious, statutory or otherwise, howsoever arising, that the Executive has or may have against the Company or any Successor Employer (as defined in Overseas Partners Ltd's Severance Plan (the "Plan")) or any of its associated companies or their respective shareholders, directors, officers or Executives arising out of or relating to the Executive's employment or the termination thereof. The Company has satisfied all its obligations to the Executive under the Bermuda Employment Act 2000 and the Executive's terms of employment, and the Executive has no further rights vis a vis the Company or any Successor Employer (as defined in the Plan).

     8) The Executive represents and warrants that the Executive has had an opportunity to obtain independent legal advice from a qualified lawyer as to the terms and effect of this Agreement.

     9) The Executive undertakes not to make or publish any statement or to do any act or thing which it might reasonably be expected would damage the business, interests or reputation of the Company.

     10) In the event that any provision or covenant or portion thereof contained in this Agreement should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the provisions or covenants and such unenforceable or invalid portions shall be severable from the remainder of this Agreement.

     11) The Executive and the Company agree that no statements shall be made to the public or the media with respect to the Executive's employment or termination of employment that are not mutually agreed upon by the parties hereto.

     12) The Company will reimburse the Executive for legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement for an amount up to US $8,000.

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     13)  The Company will pay to the Executive, on the same date as payments are made to the Executive by the Company pursuant to clause 2) hereof, relocation expenses in the maximum amount provided in clause 4 i) of the Employment Agreement in connection with the Executive's relocation to the United States.

     14) This Agreement sets out the entire agreement between the Executive and the Company and supersedes all prior discussions between them or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications, and understandings whenever given and whether orally or in writing.

     15) This Agreement is governed by the laws of Bermuda and the parties submit to the jurisdiction of the Bermuda courts.

IN WITNESS WHEREOF the parties hereto have set their hands and seals the date first written above.


SIGNED by                                  )  /s/ Mark R. Bridges
on behalf of the Company                   )  /s/ Malcolm C. Furbert
in the presence of:                        )


SIGNED by the Executive                    )  /s/ Mary R. Hennessy
in the presence of:                        )  /s/ Malcolm C. Furbert